Exhibit 10(c)

November 5, 2001

Mr. Timothy Yessman

29 Fern Ridge Road

West Hartford, CT 06107

Dear Tim:

It is my pleasure to provide you with this letter to confirm our offer for the position of Executive Vice President - Claim reporting directly to me. I am very excited about the future of The St. Paul, and your leadership and experience will be invaluable in building a successful company.

Your total compensation package will consist of the following (effective on the first day of employment:

Base Salary	$400,000.00 per annum

Annual Incentives

You will be paid guaranteed bonuses of (i) $185,000 in February 2002 and (ii) $400,000 in February of 2003.  For subsequent years commencing in 2004, the current annual target opportunity for this position is 45% of base salary under current guidelines.  Annual payouts, measured on The St. Paul’s corporate performance, business unit results, and your individual performance, generally range from 0 to 150 percent of the target amount.

Hiring Bonus

You will be awarded 20,000 shares of restricted stock of The St. Paul Companies (effective on your first day of employment). This stock will vest pro rata over three years commencing on the first anniversary of the award date. This grant is intended as a “make whole” payment for unvested restricted stock and unvested “in the money” stock options which you would have received from your current employer. You will be responsible for all applicable taxes upon the vesting of the restricted stock.

Initial Stock Option

In recognition of joining The St. Paul you will receive a Award grant of 200,000 stock options. The grants will be non qualified stock options, will have a grant price equal to the closing price of The St. Paul Companies common stock on the date of your employment, and have a ten-year expiration period and four-year pro-rata (i.e., 50,000 options per year) vesting provision. You will be responsible for all applicable taxes.

Stock Options

Effective in 2003, you will also be eligible for an annual stock option grant each year of your employment with The St. Paul. Your target option grant under current guidelines is 48,000 shares (subject to any future change in targeted annual option grants applicable generally to other senior executives of similar rank). These options will be similar in terms and conditions to the options you receive as part of your initial stock option award.

Executive Tax and Financial Planning	You will be eligible for a first year allowance of $15,000 and an annual allowance of $11,000 thereafter in tax and financial planning services.

Executive Savings Plus	You will be eligible for a non-qualified deferred compensation plan that allows executives to save money on a tax deferred basis above IRS imposed limits for 401(k) plans.

Change in Control

As a key employee you will be eligible as a Tier One participant in the Amended and Restated Special Severance Policy which provides a lump-sum separation payment equal to three times the sum of your base salary and target annual incentive if your employment is terminated without cause or for “good reason” in a two year period following a change in control. A copy of the plan is enclosed herewith.

Senior Executive

As a senior executive, you will be entitled to the protection Severance Plan of the Senior Executive Severance Policy (a copy of which is enclosed herewith). If you are terminated without cause or voluntarily terminate your employment for “good reason” before February 4, 2004, you will be eligible for a lump sum equal to twice the sum of your base salary and target bonus immediately following your termination, and continuation of coverage under medical and dental plans for two years. All stock option and restricted stock awards granted more than one year before termination will vest. Stock options will be eligible for exercise for up to three years from termination.  In the event you are terminated (either without cause or for “good reason”) within the first year of your employment, your initial stock option grant of 200,000 options shall be replaced with a cash equivalent, equal to the difference between the original option price and the market value of shares on any business day on which you give notice to St. Paul, over the course of the three years following such termination of employment, and your initial restricted stock grant of 20,000 shares shall be settled by a cash equivalent payment.

Miscellaneous

In addition to the foregoing, you will be eligible to all changes in compensation structure (i.e., annual incentive targets), benefits and perquisites which are applicable to other senior executives of similar rank.

If you have questions at any time, please give me a call at 651-310-5656.

Sincerely,

Jay S. Fishman
Jay S. Fishman
Chairman and CEO

Accepted:

Timothy Yessman
Timothy Yessman

Date: November 5, 2001